5405 Windward Parkway Alpharetta, GA 30004 T 1-844-4AVANOS www.avanos.com
July 25, 2025

Mr. Scott Galovan
via Email Delivery

Dear Scott,

Congratulations! We are pleased to appoint you to the position of Sr Vice President, Chief Financial Officer at Avanos Medical. In this role you will report to Dave Pacitti, the Chief Executive Officer of Avanos. Your effective date will be August 1, 2025.

Compensation
As discussed, your total direct annual compensation will be $2,382,000, consisting of base salary, short term incentive compensation and long-term incentive compensation. Further details are below:

Base Salary
Your starting salary will be $460,000 per year and is subject to applicable withholdings and deductions. You are paid semi-monthly on the 15th and last day of the month. If the normal check date falls on a weekend or holiday, you will be paid on the previous business day.

Short-Term Incentive
You will be eligible to participate in the Avanos Management Achievement Award Plan (MAAP). Your bonus incentive target will be 70% of your earned base pay (an annual target of $322,000). Your actual bonus for 2025 will be prorated for the year given the mid-year change in position. Bonus criteria are established each year by the Compensation Committee. For the 2025 year, your bonus will be based on Avanos performance for the year against targets established by the Compensation Committee in early 2025. In early 2026, the Committee will assess the extent to which those performance targets have been met and then approve the resulting payouts to officers. The complete terms and conditions of the MAAP are set forth in Avanos' Plan Document.

Long-Term Incentive
Beginning in 2026, you will be eligible for annual long-term grant incentive grants under Avanos' Long Term Incentive Plan (LTIP). For 2026, your annual target award value will be $1,600,000. Future annual LTIP target grant amounts, along with the grant type and mix, are subject to change by Avanos’ Compensation Committee at their discretion. The complete terms and conditions of Avanos' LTIP are set forth in the Plan Document.

Inducement Award
As a material inducement to your acceptance of this offer and continuing employment with Avanos in your new role, on your effective date (August 1, 2025) you will be granted time-based restricted share units (“TRSUs”) covering a number of shares of Avanos common stock (“Common Stock”) having a grant value equal to $500,000 divided by the Common Stock Price as of your effective date (August 1, 2025), with such number rounded down to the nearest share. The TRSUs will be subject to the provisions of our 2021 Long-Term Incentive Plan. The TRSUs will be subject to the provisions of our standard grant agreement under the Plan, except that your TRSUs will vest as to 30% on each of the first and second anniversaries of the grant date, and

40% on the third anniversary of the grant date, in each case conditioned upon your continuing service through such vesting dates. Upon vesting, the award will be subject to applicable federal and state tax withholdings.

Benefits
Avanos Medical offers a comprehensive benefits package that includes medical, dental, vision, life insurance, flexible spending accounts, company-paid disability programs and a matching 401(k) plan. Your benefit choices will not be affected by this change in position.

Severance
You will be eligible to participate in Avanos' existing Severance Plans. The general terms of the Plans are described in Avanos' Proxy Statement and the complete terms and conditions are set forth in Avanos' Plan Documents.

Other Considerations
Employment at Avanos Medical is at-will and can be ended by you or the company for any reason at any time. Furthermore, this letter is simply intended to provide a general description of the terms of your at-will employment. It does not constitute a contract or give rise to any contractual or quasi-contractual rights, and the offer of employment or the terms of the employment may be changed or rescinded by Avanos at any time.

We look forward to your acceptance of this offer and would appreciate your prompt response. If you have any questions or need additional Information, please feel free to give me a call.

Sincerely,

/s/ Dave Pacitti

Dave Pacitti
Chief Executive Officer

To indicate your acceptance of this offer and its terms and conditions, please sign in the space provided below:

/s/ Scott Galovan
Scott Galovan
Date: July 27, 2025